Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MDC Partners Inc:

We consent to the use of our report dated March 15, 2006, except as to Note 11, which is as of March 15, 2007, relating to the consolidated balance sheet of the Company as at December 31, 2005 and the related consolidated statement of operations, shareholders’ equity and cashflows for the years ended December 31, 2005 and 2004, and the related financial statement schedule II, incorporated by reference herein.

(signed) KPMG LLP

Toronto, Canada
March 16, 2007